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                                                                  Exhibit 23.1


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated August 1, 1997, accompanying the consolidated financial statements and schedule included in the Annual Report of Lifecore Biomedical, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement of Lifecore Biomedical, Inc. and Subsidiaries on Form S-8 (File No. 33-19288, effective December 23, 1987; File No. 33-26065, effective February 18, 1988; File No. 33-32984, effective January 12, 1990; File No. 33-38914, effective February 8, 1991, File No. 33-38914, effective September 26, 1994 and File No. 333-18515, effective December 20, 1996).

                                        /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 1, 1997